Exhibit 3.1.7

CERTIFICATE OF DESIGNATION

OF

6.25% MANDATORY CONVERTIBLE PREFERRED STOCK

OF

CHESAPEAKE ENERGY CORPORATION

Pursuant to Section 1032(G) of the Oklahoma General Corporation Act

CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the “COMPANY”), does hereby certify that the following resolution was duly adopted by action of the Board of Directors of the Company, with the provisions thereof fixing the number of shares of the series and the dividend rate being set by action of the Board of Directors of the Company:

RESOLVED that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by the provisions of Article IV, Section 1 of the Certificate of Incorporation of the Company, as amended from time to time (the “CERTIFICATE OF INCORPORATION”), and pursuant to Section 1032(G) of the Oklahoma General Corporation Act, the Board of Directors hereby creates a series of preferred stock of the Company and hereby states that the voting powers, designations, preferences and relative, participating, optional or other special rights of which, and qualifications, limitations or restrictions thereof (in addition to the provisions set forth in the Certificate of Incorporation which are applicable to the preferred stock of all classes and series), shall be as follows:

(1) Designation and Amount. There shall be created from the 20,000,000 shares of preferred stock, par value $0.01 per share, of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the “6.25% Mandatory Convertible Preferred Stock,” par value $0.01 per share (the “CONVERTIBLE PREFERRED STOCK”), and the number of shares of such series shall be 2,300,000. Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Convertible Preferred Stock to a number less than that of the shares of Convertible Preferred Stock then outstanding plus the number of shares issuable upon exercise of options or rights then outstanding.

(2) Ranking. The Convertible Preferred Stock will, with respect to both dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, rank on a parity with the 5.00% Preferred Stock (Series 2003), the 4.125% Preferred Stock, the 5.00% Preferred Stock (Series 2005), the 4.50% Preferred Stock and the 5.00% Preferred Stock (Series 2005B) and the Convertible Preferred Stock will, with respect to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company rank (i) senior to all Junior Stock, (ii) on a parity with all other Parity Stock and (iii) junior to all Senior Stock.

(3) Dividends. (a) The holders of shares of outstanding Convertible Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, to receive cumulative dividends at the rate per annum of 6.25% per share on the Liquidation Preference (equivalent to $15.6250 per annum per share), payable quarterly in arrears (the “DIVIDEND RATE”). Dividends payable for each full Dividend Period will be computed by dividing the Dividend Rate by four and shall be payable in arrears on each Dividend Payment Date (commencing September 15, 2006) for the Dividend Period ending immediately prior to such Dividend Payment Date, to the holders of record of Convertible Preferred Stock at the close of business on the Dividend Record Date applicable to such Dividend Payment Date. Such dividends shall be cumulative from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date (whether or not in any Dividend Period or periods there shall be funds of the Company legally available for the payment of such dividends) and shall accrue on a day-to-day basis, whether or not earned or declared, from and after the Issue Date. Dividends payable for any partial Dividend Period, including the initial Dividend Period ending immediately prior to September 15, 2006, shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months. Accumulations of dividends on shares of Preferred Stock shall not bear interest. The initial dividend on the Convertible Preferred Stock for the first Dividend Period, commencing on the Issue Date (assuming an Issue Date of June 30, 2006), to but excluding September 15, 2006, will be $3.25521 per share, and when, as and if declared, will be payable when and if declared on September 15, 2006; provided that the Company is legally permitted to pay such dividends at such time. Each subsequent quarterly dividend on the Convertible Preferred Stock, when, as and if declared, will be $3.90625 per share, subject to adjustment as provided for in Section 20(c).

(b) No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Convertible Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid or declared and a sufficient sum or number of shares of common stock have been set apart for the payment of such dividend, upon all outstanding shares of Convertible Preferred Stock.

(c) Holders of shares of Convertible Preferred Stock shall not be entitled to any dividends on the Convertible Preferred Stock, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Convertible Preferred Stock which may be in arrears.

(3A) Method of Payment of Dividends. (a) Subject to the restrictions set forth herein, dividends on the Convertible Preferred Stock (including in connection with the payment of accrued, accumulated and unpaid dividends pursuant to Section 7, 8, 9 or 10) may be paid, as determined in the Company’s sole discretion:

(i) in cash;

(ii) by delivery of shares of Common Stock; or

(iii) through any combination of cash and Common Stock.

(b) Common Stock issued in payment or partial payment of a dividend shall be valued for such purpose at 97% of the Current Market Price.

(c) Dividend payments on the Convertible Preferred Stock will be made in cash, except to the extent the Company elects to make all or any portion of such payment in Common Stock by giving notice to Holders of such election and the portion of such payment that will be made in cash and the portion of such payment that will be made in Common Stock, 10 Trading Days prior to the Dividend Record Date for such dividend.

(d) No fractional shares of Common Stock will be delivered to Holders in payment or partial payment of a dividend. A cash adjustment will be paid to each Holder that would otherwise be entitled to a fraction of a share of Common Stock. Any portion of any such payment that is declared and not paid through the delivery of Common Stock will be paid in cash.

(e) Notwithstanding the foregoing, in no event will the number of shares of Common Stock delivered in connection with any dividend payment made in connection with a conversion (other than a conversion pursuant to Section 9) exceed an amount equal to the total dividend payment divided by $10.00, subject to adjustment in the same manner as each Fixed Conversion Rate as set forth in Section 14 hereof.

(f) To the extent that the Company determines that a Shelf Registration Statement is required in connection with the issuance of, or for resales of, Common Stock issued as payment of a dividend, including dividends paid in connection with a conversion, the Company will use its reasonable best efforts to file and maintain the effectiveness of such a Shelf Registration Statement until such time as all sales of Common Stock have been resold thereunder.

(4) Payment Restrictions. (a) Unless all accrued, cumulated and unpaid dividends on the Convertible Preferred Stock for all prior Dividend Periods have been paid, the Company may not:

(i) declare or pay any dividend or make any distribution of assets on any Junior Stock, other than dividends or distributions in the form of Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution;

(ii) redeem, purchase or otherwise acquire any shares of Junior Stock or pay or make any monies available for a sinking fund for such shares of Junior Stock, other than (A) upon conversion or exchange for other Junior Stock, (B) redemptions or purchases of any Series A Junior Participating Preferred Stock purchase rights or (C) the purchase of fractional interests in shares of any Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock;

(iii) declare or pay any dividend or make any distribution of assets on any shares of Parity Stock, other than dividends or distributions in the form of Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution; or

(iv) redeem, purchase or otherwise acquire any shares of Parity Stock, except upon conversion into or exchange for other Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such conversion or exchange; provided, however, that in the case of a redemption, purchase or other acquisition of Parity Stock upon conversion into or exchange for shares of other Parity Stock (A) the aggregate amount of the liquidation preference of such other Parity Stock does not exceed the aggregate amount of the liquidation preference, plus accrued, cumulated and unpaid dividends, of the shares of Parity Stock that are converted into or exchanged for such shares of other Parity Stock, (B) the aggregate number of shares of Common Stock issuable upon conversion, redemption or exchange of such other Parity Stock does not exceed the aggregate number of shares of Common Stock issuable upon conversion, redemption or exchange of the shares of Parity Stock that are converted into or exchanged for such shares of other Parity Stock and (C) such other shares of other Parity Stock contain terms and conditions (including, without limitation, with respect to the payment of dividends, dividend rates, liquidation preferences, voting and representation rights, payment restrictions, anti-dilution rights, change of control rights, covenants, remedies and conversion and redemption rights) that are not materially less favorable, taken as a whole, to the Company or the Holders of the Convertible Preferred Stock than those contained in the shares of Parity Stock that are converted or exchanged for such shares of other Parity Stock.

(5) Voting Rights. (a) The shares of Convertible Preferred Stock shall have no voting rights except as set forth below or as otherwise required by Oklahoma law from time to time:

(i) If and whenever at any time or times a Voting Rights Triggering Event occurs, then the holders of shares of Convertible Preferred Stock, voting as a single class with any other preferred stock or preference securities having similar voting rights that are exercisable, including the 5.00% Preferred Stock (Series 2003), the 4.125% Preferred Stock, the 5.00% Preferred Stock (Series 2005), the 4.50% Preferred Stock, and the 5.00% Preferred Stock (Series 2005B) (the “VOTING RIGHTS CLASS”), will be entitled at the next regular or special meeting of stockholders of the Company to elect two additional directors of the Company. Upon the election of any such additional directors, the number of directors that comprise the Board of Directors shall be increased by such number of additional directors.

(ii) Such voting rights may be exercised at a special meeting of the holders of the shares of the Voting Rights Class, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting until such time as all dividends in arrears on the shares of Convertible Preferred Stock shall have been paid in full, at which time or times such voting rights and the term of the directors elected pursuant to Section 5(a)(i) shall terminate.

(iii) At any time when such voting rights shall have vested in holders of shares of the Voting Rights Class, an Officer of the Company may call, and, upon written request of the record holders of shares representing at least twenty-five percent (25%) of the voting power of the shares then outstanding of the Voting Rights Class, addressed to the Secretary of the Company, shall call a special meeting of the holders of shares of the Voting Rights Class. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company, or, if none, at a place designated by the Board of Directors. Notwithstanding the provisions of this Section 5(a)(iii), no such special meeting shall be called during a period within the 60 days immediately preceding the date fixed for the next annual meeting of stockholders in which such case, the election of directors pursuant to Section 5(a)(i) shall be held at such annual meeting of stockholders.

(iv) At any meeting held for the purpose of electing directors at which the holders of the Voting Rights Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. The affirmative vote of the holders of shares of Convertible Preferred Stock constituting a majority of the shares of Convertible Preferred Stock present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

(v) Any director elected pursuant to the voting rights created under this Section 5(a) shall hold office until the next annual meeting of stockholders (unless such term has previously terminated pursuant to Section 5(a)(ii)) and any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected by holders of the Voting Rights Class, or if there be no such remaining director, by the holders of shares of the Voting Rights Class at a special meeting called in accordance with the procedures set forth in this Section 5, or, if no such special meeting is called, at the next annual meeting of stockholders. Upon any termination of such voting rights, the term of office of all directors elected pursuant to this Section 5 shall terminate.

(vi) So long as any shares of Convertible Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Company shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Convertible Preferred Stock voting or consenting, as the case may be, separately as one class, (i) create, authorize or issue any class or series of Senior Stock (or any security convertible into Senior Stock) or (ii) amend the Certificate of Incorporation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Convertible Preferred Stock.

(vii) In exercising the voting rights set forth in this Section 5(a), each share of Convertible Preferred Stock shall be entitled to one vote.

(b) The Company may authorize, increase the authorized amount of, or issue any class or series of Parity Stock or Junior Stock, without the consent of the holders of Convertible Preferred Stock, and in taking such actions the Company shall not be deemed to have affected adversely the rights, preferences, privileges or voting rights of holders of shares of Convertible Preferred Stock.

(6) Liquidation, Dissolution or Winding Up. (a) In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Holder shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders the Liquidation Preference plus all accrued, cumulated and unpaid dividends thereon in preference to the holders of, and before any payment or distribution is made on, any Junior Stock, including, without limitation, on any Common Stock.

(b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 6.

(c) After the payment to the holders of the shares of Convertible Preferred Stock of full preferential amounts provided for in this Section 6, the holders of Convertible Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

(d) In the event the assets of the Company available for distribution to the holders of shares of Convertible Preferred Stock upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 6(a), no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Convertible Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all Convertible Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

(7) Mandatory Conversion on the Mandatory Conversion Date. (a) Each share of Convertible Preferred Stock will automatically convert (unless previously converted at the option of the Holder in accordance with Section 8 hereof, converted at the option of the Company pursuant to Section 9 hereof or pursuant to an exercise of a Cash Acquisition Conversion right pursuant to Section 10 hereof) on the Mandatory Conversion Date, into a number of shares of Common Stock equal to the Conversion Rate.

(b) The “CONVERSION RATE” shall be as follows:

(i) if the Applicable Market Value of the Common Stock is equal to or greater than $34.86 (the “THRESHOLD APPRECIATION PRICE”), then the Conversion Rate shall be equal to 7.1715 shares of Common Stock per share of Convertible Preferred Stock (the “MINIMUM CONVERSION RATE”), which is equal to $250.00 divided by the Threshold Appreciation Price);

(ii) if the Applicable Market Value of the Common Stock is less than the Threshold Appreciation Price but greater than $29.05 (the “INITIAL PRICE”), then the Conversion Rate shall be equal to $250.00 divided by the Applicable Market Value of the Common Stock;

(iii) if the Applicable Market Value of the Common Stock is less than or equal to the Initial Price, then the Conversion Rate shall be equal to 8.6059 shares of Common Stock per share of Convertible Preferred Stock (the “MAXIMUM CONVERSION RATE”), which is equal to $250.00 divided by the Initial Price; and

(iv) the Minimum Conversion Rate, the Maximum Conversion Rate, the Threshold Appreciation Price and the Initial Price are each subject to adjustment in accordance with the provisions of Section 14 hereof.

(c) The Holders of Convertible Preferred Stock on the Mandatory Conversion Date shall have the right to receive an amount equal to all accrued, cumulated and unpaid dividends on the Convertible Preferred Stock, whether or not declared prior to that date, for the then current Dividend Period until the Mandatory Conversion Date and all prior Dividend Periods (other than previously declared dividends on the Convertible Preferred Stock payable to Holders of record as of a prior date), provided that the Company is legally permitted to pay such dividends at such time.

(8) Early Conversion at the Option of the Holder. (a) Shares of the Convertible Preferred Stock are convertible, in whole or in part at the option of the Holder thereof (“EARLY CONVERSION”) at any time prior to the Mandatory Conversion Date, into shares of Common Stock at the Minimum Conversion Rate, subject to adjustment as set forth in Section 14 hereof.

(b) Any written notice of conversion pursuant to this Section 8 shall be duly executed by the Holder, and specify:

(i) the number of shares of Convertible Preferred Stock to be converted;

(ii) the name(s) in which such Holder desires the shares of Common Stock issuable upon conversion to be registered and whether such shares of Common Stock are to be issued in book-entry or certificated form (subject to compliance with applicable legal requirements if any of such certificates are to be issued in a name other than the name of the Holder);

(iii) if certificates are to be issued, the address to which such Holder wishes delivery to be made of such new certificates to be issued upon such conversion; and

(iv) any other transfer forms, tax forms or other relevant documentation required and specified by the Transfer Agent, if necessary, to effect the conversion.

(c) If specified by the Holder in the notice of conversion that shares of Common Stock issuable upon conversion of the Convertible Preferred Stock shall be issued to a person other than the Holder surrendering the shares of Convertible Preferred Stock being converted, the Holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the shares of Common Stock so issued.

(d) Upon receipt by the Transfer Agent of a completed and duly executed notice of conversion as set forth in Section 8(b), compliance with Section 8(c), if applicable, and upon surrender of a certificate representing share(s) of Convertible Preferred Stock to be converted (if held in certificated form), the Company shall, within three Business Days or as soon as possible thereafter, issue and shall instruct the Transfer Agent to register the number of shares of Common Stock to which such Holder shall be entitled upon conversion in the name(s) specified by such Holder in the notice of conversion. If a Holder elects to hold its shares of Common Stock issuable upon conversion of the Convertible Preferred Stock in certificated form, the Company shall promptly send or cause to be sent, by hand delivery (with receipt to be acknowledged) or by first-class mail, postage prepaid, to the Holder thereof, at the address designated by such Holder in the written notice of conversion, a certificate or certificates representing the number of shares of Common Stock to which such Holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Convertible Preferred Stock, only part of which are to be converted, the Company shall issue and deliver to such Holder or such Holder’s designee in the manner provided in the immediately preceding sentence a new certificate or certificates representing the number of shares of Convertible Preferred Stock that shall not have been converted.

(e) The issuance by the Company of shares of Common Stock upon a conversion of shares of Convertible Preferred Stock in accordance with the terms hereof shall be deemed effective immediately prior to the close of business on the day (the “EARLY CONVERSION DATE”) of receipt by the Transfer Agent of the notice of conversion and other documents, if any, set forth in Section 8(b) hereof, compliance with Section 8(c), if applicable, and the surrender by such Holder or such Holder’s designee of the certificate or certificates representing the shares of Convertible Preferred Stock to be converted (if held in certificated form), duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto).

(f) A Holder of a share of Convertible Preferred Stock on the Early Conversion Date with respect to such share shall have the right to receive all accrued, cumulated and unpaid dividends, whether or not declared, for the portion of the then-current Dividend Period until the Early Conversion Date and all prior Dividend Periods (other than previously declared dividends on the Convertible Preferred Stock payable to Holders of record as of a prior date), provided that the Company is then legally permitted to pay such dividends. Except as described above, upon any optional conversion of the Convertible Preferred Stock, the Company will make no payment or allowance for unpaid dividends on the Convertible Preferred Stock.

(9) Provisional Conversion. (a) Prior to the Mandatory Conversion Date, if the Closing Price of the Common Stock has exceeded 150% of the Threshold Appreciation Price for at least 20 Trading Days within a period of 30 consecutive Trading Days ending on the Trading Day prior to the date (the “PROVISIONAL CONVERSION NOTICE DATE”) on which the Company notifies the Holders (pursuant to clause (b) below) that it is exercising its option to cause the conversion of the Convertible Preferred Stock pursuant to this Section 9, the Company may, at its option, cause the conversion of all, but not less than all, the shares of Convertible Preferred Stock then outstanding into shares of Common Stock at the Minimum Conversion Rate for each share of Convertible Preferred Stock, subject to adjustment as set forth in Section 14. The Company shall be able to cause this conversion only if, in addition to issuing the Holders shares of Common Stock, the Company is then legally permitted to, and does, pay the Holders (i) an amount equal to any accrued, cumulated and unpaid dividends on the shares of Convertible Preferred Stock then outstanding, whether or not declared (other than previously declared dividends on the Convertible Preferred Stock payable to Holders of record as of a prior date), plus (ii) the present value of all remaining future dividend payments on the shares of Convertible Preferred Stock then outstanding through and including the Mandatory Conversion Date. The present value of the remaining future dividend payments will be computed using a discount rate equal to the Treasury Yield.

(b) A written notice (the “PROVISIONAL CONVERSION NOTICE”) shall be sent by or on behalf of the Company, by first class mail, postage prepaid, to the Holders of record as they appear on the stock register of the Company on the Provisional Conversion Notice Date (i) notifying such Holders of the election of the Company to convert and of the Provisional Conversion Date, which date shall not be less than 30 days nor be more than 60 days after the Provisional Conversion Notice Date, and (ii) stating the Corporate Trust Office of the Transfer Agent at which the shares of Convertible Preferred Stock called for conversion shall, upon presentation and surrender of the certificate(s) (if such shares are held in certificated form) evidencing such shares, be converted, and the Minimum Conversion Rate to be applied thereto. The Company shall also issue a press release containing such information and publish such information on its website, provided that failure to issue such press release or publish such information on the Company’s website shall not act to prevent or delay conversion pursuant to this Section 9.

(c) The Company shall deliver to the Transfer Agent irrevocable written instructions authorizing the Transfer Agent, on behalf and at the expense of the Company, to cause the Provisional Conversion Notice to be duly mailed as soon as practicable after receipt of such irrevocable instructions from the Company and in accordance with the above provisions. The shares of Common Stock to be issued upon conversion of the Convertible Preferred Stock pursuant to this Section 9 and all shares of Common Stock or funds necessary for the payment of the amounts specified in Section 9(a)(i) and (ii), shall be deposited with the Transfer Agent in trust at least one Business Day prior to the Provisional Conversion Date, for the pro rata benefit of the Holders of record as they appear on the stock register of the Company, so as to be and continue to be available therefor. Neither failure to mail such Provisional Conversion Notice to one or more such Holders nor any defect in such Provisional Conversion Notice shall affect the sufficiency of the proceedings for conversion as to other Holders.

(d) If a Provisional Conversion Notice shall have been given as hereinbefore provided, then each Holder shall be entitled to all preferences and relative, participating, optional and other special rights accorded by this Certificate of Designation until and including the Provisional Conversion Date. From and after the Provisional Conversion Date, upon delivery by the Company of the Common Stock and deposit of shares of Common Stock or funds with the Transfer Agent as described in paragraph (c) above, the Convertible Preferred Stock shall no longer be deemed to be outstanding, and all rights of such Holders shall cease and terminate, except the right of the Holders, upon surrender of certificates therefor, to receive Common Stock and any amounts to be paid hereunder.

(e) The deposit of shares of Common Stock or monies in trust with the Transfer Agent up to the amount necessary for the Provisional Conversion shall be irrevocable except that the Company shall be entitled to receive from the Transfer Agent the interest or other earnings, if any, earned on any shares of Common Stock or monies so deposited in trust, and the Holders of the shares converted shall have no claim to such interest or other earnings, and any balance of shares of Common Stock or monies so deposited by the Company and unclaimed by the Holders entitled thereto at the expiration of two years from the Provisional Conversion Date shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the Holders of the shares entitled to the shares of Common Stock or funds so repaid to the Company shall look only to the Company for such payment without interest.

(10) Cash Acquisition Conversion. (a) Subject to Section 10(h) below, in the event of a Cash Acquisition, the Holders of the Convertible Preferred Stock shall have the right to convert their shares of Convertible Preferred Stock during a period that begins on a date that is 15 days prior to the anticipated effective time of such acquisition and ending on a date that is 15 days after the actual effective date, which period must end prior to the Mandatory Conversion Date and the Provisional Conversion Notice Date (such right of the Holders to convert their shares pursuant to this Section 10(a) being the “CASH ACQUISITION CONVERSION”) at the Cash Acquisition Conversion Rate (as adjusted pursuant to the definition of “Cash Acquisition Conversion Rate” and Section 14).

(b) On or before the twentieth day prior to the date on which the Company anticipates consummating the Cash Acquisition, a written notice (the “CASH ACQUISITION CONVERSION NOTICE”) shall be sent by or on behalf of the Company, by first-class mail, postage prepaid, to the Record Holders as they appear on the stock register of the Company. Such notice shall contain:

(i) the date on which the Cash Acquisition is anticipated to be effected;

(ii) whether Holders will have Cash Acquisition Conversion rights in connection with such Cash Acquisition, or whether the Company has made a Public Acquirer Election pursuant to Section 10(h) below;

(iii) if Holders have Cash Acquisition Conversion rights in connection with such Cash Acquisition, (A) the first date, which shall be 15 days prior to the anticipated effective time of such Cash Acquistion, on which the Cash Acquisition Conversion right may be exercised and (B) the date, which shall be 15 days after the actual effective date of the Cash Acquisition, by which the Cash Acquisition Conversion right must be exercised;

(iv) if Holders have Cash Acquisition Conversion rights in connection with such Cash Acquisition, the Cash Acquisition Conversion Rate applicable to such Cash Acquisition;

(v) if Holders have Cash Acquisition Conversion rights in connection with such Cash Acquisition, whether the Company will elect to pay any amount payable pursuant to Section 10(c) below in shares of Common Stock, cash or a combination cash and Common Stock; and

(vi) the instructions a Holder must follow to exercise the Cash Acquisition Conversion right, if any, in connection with such Cash Acquisition.

(c) Upon any conversion pursuant to Section 10(a), in addition to issuing the Holders shares of Common Stock at the Cash Acquisition Conversion Rate, the Company shall either,

(i) pay the Holders in cash (A) an amount equal to any accrued, cumulated and unpaid dividends on the shares of Convertible Preferred Stock then outstanding, whether or not declared (other than previously declared dividends on the Convertible Preferred Stock payable to Record Holders as of a prior date), plus (B) the present value of all remaining future dividend payments on the shares of Convertible Preferred Stock then outstanding through and including the Mandatory Conversion Date; provided that at such time the Company is then legally permitted to pay such dividends (the present value of the remaining future dividend payments will be computed using a discount rate equal to 8.50%), or

(ii) increase the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock by an amount equal to (A) the amount set forth in clause (i) above, divided by (B) the average of the Closing Prices for each of the 10 consecutive Trading Days (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events) ending on the effective date of the Cash Acquisition; provided, that, in no event shall the Company increase the number of shares of Common Stock to be issued in excess of the amount equal to the amount set forth in clause (i) above divided by $10.00, subject to adjustment in the same manner as each Fixed Conversion Rate as set forth in Section 14 hereof.

(d) To exercise a Cash Acquisition Conversion right, a Holder shall deliver to the Transfer Agent at its Corporate Trust Office, no earlier than 15 days prior to the anticipated effective date of the Cash Acquisition, and no later than 5:00 p.m., New York City time on or before the date by which the Cash Acquisition Conversion right must be exercised as specified in the notice, the certificate(s) (if such shares are held in certificated form) evidencing the shares of Convertible Preferred Stock with respect to which the Cash Acquisition Conversion right is being exercised, duly assigned or endorsed for transfer to the Company, or accompanied by duly executed stock powers relating thereto, or in blank, with a written notice to the Company stating the Holder’s intention to convert early in connection with the Cash Acquisition containing the information set forth in Section 8(b) and providing the Company with payment instructions.

(e) If a Holder does not elect to exercise the Cash Acquisition Conversion right pursuant to this Section 10 in connection with a Reorganization Event, in lieu of shares of Common Stock, the Company shall deliver to such Holder on the Mandatory Conversion Date, the Provisional Conversion Date or an Early Conversion Date, such cash, securities and other property as determined in accordance with Section 14(e) hereof.

(f) Upon a Cash Acquisition Conversion, the Transfer Agent shall, in accordance with the instructions provided by the Holder thereof in the written notice provided to the Company as set forth above, deliver to the Holder such cash and securities issuable upon such Cash Acquisition Conversion, together with payment in lieu of any fraction of a share, as provided herein. Such delivery shall take place upon, and only to the extent of, the consummation of such Cash Acquisition Conversion.

(g) In the event that a Cash Acquisition Conversion is effected with respect to shares of Convertible Preferred Stock representing less than all the shares of Convertible Preferred Stock held by a Holder, upon such Cash Acquisition Conversion the Company shall execute and the Transfer Agent shall countersign and deliver to the Holder thereof, at the expense of the Company, a certificate evidencing the shares of Convertible Preferred Stock as to which Cash Acquisition Conversion was not effected.

(h) Public Acquirer Change of Control.

(i) Notwithstanding anything to the contrary in this Section 10, in the event of a Cash Acquisition that constitutes a Public Acquirer Change of Control, the Company may, by delivery of notice pursuant to Section 10(b), elect to cause the

Convertible Preferred Stock to be convertible into Acquirer Common Stock (the “PUBLIC ACQUIRER ELECTION”). If the Company makes a Public Acquirer Election, Holders will not have the Cash Acquisition Conversion rights set forth above.

(ii) In the event of a Public Acquirer Election, immediately after the effective date of such Public Acquirer Change of Control, each Fixed Conversion Rate shall equal the product of,

(A) such Fixed Conversion Rate in effect immediately prior to such effective date, multiplied by

(B) the average of the quotients obtained, for each Trading Day in the 10 consecutive Trading Day period commencing on the Trading Day next succeeding the effective date of such Public Acquirer Change of Control (the “VALUATION PERIOD”), by dividing,

(x) the Public Acquirer Acquisition Value on each such Trading Day in the Valuation Period, by

(y) the Closing Price of the Acquirer Common Stock on each such Trading Day in the Valuation Period.

(11) Conversion Procedures. (a) On the Mandatory Conversion Date, the Provisional Conversion Date, the Cash Acquisition Conversion Date or any Early Conversion Date (collectively, a “CONVERSION DATE”), dividends on any shares of Convertible Preferred Stock converted to Common Stock shall cease to accrue and cumulate, and such shares of Convertible Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders of such shares to receive shares of Common Stock into which such shares of Convertible Preferred Stock are convertible and any accrued, cumulated and unpaid dividends on such shares to which they are otherwise entitled pursuant to Section (7), (8), (9) or (10) hereof, as applicable.

(b) The person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the applicable Conversion Date. No allowance or adjustment, except as set forth in Section 14, shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to such effective date. Prior to such effective date, shares of Common Stock issuable upon conversion of any shares of Convertible Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Convertible Preferred Stock shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Convertible Preferred Stock.

(c) Shares of Convertible Preferred Stock duly converted in accordance with this Certificate of Designation, or otherwise reacquired by the Company, will resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance.

(d) In the event that a Holder of shares of Convertible Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or the address to which the certificate or certificates representing such shares should be sent, the Company shall be entitled to register such shares, and make such payment, in the name of the Holder of such Convertible Preferred Stock as shown on the records of the Company and to send the certificate or certificates representing such shares to the address of such Holder shown on the records of the Company.

(12) Reservation of Common Stock. (a) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury of the Company, solely for issuance upon the conversion of shares of Convertible Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Convertible Preferred Stock then outstanding. For purposes of this Section 12(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Convertible Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Common Stock delivered upon conversion of the Convertible Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Convertible Preferred Stock, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Convertible Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the first conversion of Convertible Preferred Stock into Common Stock in accordance with the provisions hereof, the Company covenants to list such Common Stock issuable upon conversion of the Convertible Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

(13) Fractional Shares. (a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Convertible Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 7 hereof, any conversion at the option of the Company pursuant to Section 9 hereof or a conversion at the option of the holder pursuant to Section 8 or Section 10 hereof, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of:

(i) in the case of a conversion pursuant to Section 7 or Section 9 hereof or a Cash Acquisition Conversion pursuant to Section 10, the Current Market Price; or

(ii) in the case of an Early Conversion pursuant to Section 8 hereof, the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.

(c) If more than one share of the Convertible Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Convertible Preferred Stock so surrendered.

(14) Anti-Dilution Adjustments to the Fixed Conversion Rates. (a) Each Fixed Conversion Rate and the number of shares of Common Stock to be delivered upon conversion shall be subject to the following adjustments.

(i) Stock Dividends and Distributions. In case the Company shall pay or make a dividend or other distribution on the Common Stock in shares of Common Stock, each Fixed Conversion Rate, as in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution, shall be increased by dividing such Fixed Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares of Common Stock outstanding and the total number of shares of Common Stock constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this sub-section (i), the number of shares of Common Stock at the time outstanding shall not include shares held in the treasury of the Company but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

(ii) Subdivisions, Splits and Combinations of the Common Stock. In case outstanding shares of Common Stock shall be subdivided or split into a greater number of shares of Common Stock, each Fixed Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision or split becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, such Fixed Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision, split or combination becomes effective.

(iii) Issuance of Stock Purchase Rights. In case the Company shall issue rights or warrants to all holders of its Common Stock (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans), entitling such holders, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants, each Fixed Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Fixed Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this clause (iii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Company shall not issue any such rights or warrants in respect of shares of Common Stock held in the treasury of the Company.

(iv) Debt or Asset Distribution. (A) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in Section 14(a)(i) or Section 14(a)(ii) hereof, any rights or warrants referred to in Section 14(a)(iii) hereof, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Company or any subsidiary of the Company, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-Off referred to in Section 14(a)(iv)(B) below), each Fixed Conversion Rate shall be adjusted so that it shall equal the rate determined by multiplying such Fixed Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction, the numerator of which shall be the Current Market Price per share of the Common Stock on the date fixed for such determination and the denominator of which shall be such Current Market Price per share of the Common Stock less the then Fair Market Value of the portion of the evidences of indebtedness, shares of capital stock, securities, cash or other assets so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution. In any case in which this clause (iv)(A) is applicable, clause (iv)(B) of this Section 14(a) shall not be applicable.

(B) In the case of a Spin-Off, each Fixed Conversion Rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be increased by multiplying each Fixed Conversion Rate by a fraction, the numerator of which is the Current Market Price per share of the Common Stock plus the Fair Market Value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock and the denominator of which is the Current Market Price per share of the Common Stock. Any adjustment to the Conversion Rate under this clause (iv)(B) of this Section 14(a) will occur on the 15th Trading Day from, but excluding, the “ex-date” with respect to the Spin-Off.

(v) Cash Distributions. In case the Company shall distribute cash to all holders of the Common Stock immediately after the close of business on such date for determination, each Fixed Conversion Rate will be adjusted by multiplying such Fixed Conversion Rate in effect immediately prior to the close of business on the date fixed for determination of the shareholders of the Company entitled to receive such distribution by a fraction, the numerator of which will be the Current Market Price of the Common Stock on the date fixed for such determination and the denominator of which will be the Current Market Price of the Common Stock on the date fixed for such determination minus the amount per share of such dividend or distribution; provided, that no adjustment will be made to either Fixed Conversion Rate for (i) any cash that is distributed in a

Reorganization Event to which Section 14(e) applies or as part of a distribution referred to in paragraph (iv) of this Section 14(a), (ii) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company (iii) any consideration payable in connection with a tender or exchange offer made by the Company or any subsidiary of the Company or (iv) any cash dividends on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock does not exceed $0.065 in any fiscal quarter (the “DIVIDEND THRESHOLD AMOUNT”). The Dividend Threshold Amount is subject to an inversely proportional adjustment whenever the Fixed Conversion Rates are adjusted, provided that no adjustment will be made to the Dividend Threshold Amount for any adjustment made to the Fixed Conversion Rates pursuant to this clause (v) or clause (iii), (iv), (vi) or (vii) of this Section 14(a).

If an adjustment is required to be made under this clause (v) as a result of a distribution that is a quarterly or annual dividend, the adjustment shall be based upon the amount by which the distribution exceeds the applicable Dividend Threshold Amount. If an adjustment is required to be made under this clause as a result of a distribution that is not a quarterly or annual dividend, the adjustment shall be based upon the full amount of such distribution.

(vi) Self Tender Offers and Exchange Offers. In case a tender or exchange offer made by the Company or any subsidiary of the Company for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to shareholders (based on the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares (as defined below in this Section)) of an aggregate consideration per share of Common Stock having a Fair Market Value that, together with (a) any cash and other consideration payable in a tender or exchange offer by the Company or any subsidiary of the Company for shares of Common Stock expiring during the preceding 12-month period in respect of which no previous adjustments pursuant to this Section 14 have been made, plus (b) the aggregate amount of any cash distributions referred to in Section 14(a)(v) to holders of Common Stock during the preceding 12-month period in respect of which no previous adjustments have been made pursuant to this Section 14, exceeds 15% of the Company’s market capitalization as of the expiration of such tender offer or exchange offer (the “EXPIRATION TIME”), then, and in each such case, immediately prior to the opening of business on the eighth Trading Day after the date of the Expiration Time, each Fixed Conversion Rate shall be adjusted so that the same shall equal the rate determined by dividing such Fixed Conversion Rate in effect immediately prior to the opening of business on the eighth Trading Day after the Expiration Time by a fraction (A) the numerator of which shall be equal to (x) the product of (I) the Current Market Price per share of the Common Stock on the seventh Trading Day after the Expiration Time and (II) the number of shares of Common Stock outstanding (including any shares validly tendered and not withdrawn) at the Expiration Time less (y) the amount of cash plus the Fair Market Value of the aggregate consideration payable to shareholders in the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares), and (B) the denominator of which shall be equal to the product of (x) the Current Market Price per share of the Common Stock on the seventh Trading Day after the Expiration Time and (y) the number of shares of Common Stock outstanding (including any shares validly tendered and not withdrawn) as of the Expiration Time less the number of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “PURCHASED SHARES”).

(vii) Rights Plans. To the extent that the Company has a rights plan in effect on any Conversion Date, upon conversion of any Convertible Preferred Stock, Holders shall receive, in addition to the Common Stock, the rights under such rights plan, unless, prior to such Conversion Date, the rights have separated from the Common Stock, in which case each Fixed Conversion Rate will be adjusted at the time of separation of such rights as if the Company made a distribution to all holders of the Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) Adjustment for Tax Reasons. The Company may make such increases in each Fixed Conversion Rate, in addition to any other increases required by this Section 14, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reasons; provided that the same proportionate adjustment must be made to each Fixed Conversion Rate.

(c) Calculation of Adjustments; Adjustments to Threshold Appreciation Price, Initial Price and Cash Acquisition Stock Price. (i) All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share (or, if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share) of Common Stock. Prior to the Mandatory Conversion Date, no adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further that with respect to adjustments to be made to the Conversion Rate in connection with cash dividends paid by the Company, the Conversion Rate shall be adjusted regardless of whether such aggregate adjustments amount to one percent or more of the Conversion Rate no later than September 15 of each calendar year; provided, further that on the earlier of the Mandatory Conversion Date and the date on which the Company consummates a Cash Acquisition, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date. If an adjustment is made to the Conversion Rate pursuant to Sections 14(a)(i), 14(a)(ii), 14(a)(iii), 14(a)(iv), 14(a)(v) or 14(a)(vi), 14(b) or 10(h)(ii), an inversely proportional adjustment shall also be made to the Threshold Appreciation Price and the Initial Price solely for purposes of determining which of clauses (i), (ii) and (iii) of Section 7(b) will apply on the Conversion Date. Such adjustment shall be made by dividing each of the Threshold Appreciation Price and the Initial Price by a fraction, the numerator of which shall be the Conversion Rate immediately after such adjustment pursuant to Sections 14(a)(i), 14(a)(ii), 14(a)(iii), 14(a)(iv), 14(a)(v) or 14(a)(vi), 14(b) or 10(h)(ii) and the denominator of which shall be the Conversion Rate immediately before such adjustment; provided, that if such adjustment to the Conversion Rate is required to be made pursuant to the occurrence of any of the events contemplated by Sections 14(a)(i), 14(a)(ii), 14(a)(iii), 14(a)(iv), 14(a)(v) or 14(a)(vi), 14(b) or 10(h)(ii) during the period taken into consideration for determining the Applicable Market Value, appropriate and customary adjustments shall be made to the Conversion Rate.

(ii) If an adjustment is made to the Minimum Conversion Rate pursuant to Sections 14(a)(i), 14(a)(ii), 14(a)(iii), 14(a)(iv), 14(a)(v), 14(a)(vi), 14(b) or 10(h)(ii), a proportional adjustment shall be made to each Cash Acquisition Stock Price set forth in the table included in the definition of “Cash Acquisition Conversion Rate.” Such adjustment shall be made by multiplying each Cash Acquisition Stock Price included in such table by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to such adjustment and the denominator of which is the Minimum Conversion Rate immediately after such adjustment.

(iii) No adjustment to the Conversion Rate need be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, so long as the distributed assets or securities the Holders would receive upon conversion of the Convertible Preferred Stock, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Convertible Preferred Stock. The applicable Conversion Rate shall not be adjusted:

(A) upon the issuance of any shares of the Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(B) upon the issuance of any shares of the Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;

(C) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Convertible Preferred Stock were first issued;

(D) for a change in the par value or no par value of the Common Stock; or

(E) for accrued, cumulated and unpaid dividends.

(iv) The Company shall have the power to resolve any ambiguity or correct any error in this Section 14 and its action in so doing, as evidenced by a resolution of the Board of Directors, or a duly authorized committee thereof, shall be final and conclusive.

(d) Notice of Adjustment. Whenever a Fixed Conversion Rate or the Cash Acquisition Conversion Rate, as applicable, is to be adjusted, the Company shall: (i) compute such adjusted Fixed Conversion Rate or the Cash Acquisition Conversion Rate, as applicable, and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth such adjusted Fixed Conversion Rate or the Cash Acquisition Conversion Rate, as applicable, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to a Fixed Conversion Rate or the Cash Acquisition Conversion Rate, as applicable, (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the Convertible Preferred Stock of the occurrence of such event; and (iii) as soon as practicable following the determination of a revised Fixed Conversion Rate or Cash Acquisition Conversion Rate, as applicable, a statement setting forth in reasonable detail the method by which the adjustment to such Fixed Conversion Rate or the Cash Acquisition Conversion Rate, as applicable, was determined and setting forth such revised Fixed Conversion Rate or Cash Acquisition Conversion Rate, as applicable.

(e) Reorganization Events. In the event of:

(i) any consolidation or merger of the Company with or into another Person (other than a merger or consolidation in which the Company is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Company or another Person);

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company;

(iii) any reclassification of Common Stock into securities including securities other than Common Stock; or

(iv) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) (any such event specified in this Section 14(e), a “REORGANIZATION EVENT”);

each share of Convertible Preferred Stock outstanding immediately prior to such Reorganization Event shall, after such Reorganization Event, be convertible into the kind of securities, cash and other property receivable in such Reorganization Event

(without any interest thereon and without any right to dividends or distribution thereon which have a record date that is prior to the Conversion Date) per share of Common Stock (the “EXCHANGE PROPERTY”) by a holder of Common Stock that (1) is not a person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such person, a “CONSTITUENT PERSON”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Company and non-Affiliates, and (2) exercised his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall have been exercised (“ELECTING SHARE”), then, for the purpose of this Section 14(e) the kind and amount of securities, cash and other property receivable upon such Reorganization Event by each Electing Share shall be deemed to be the weighted average of the kinds and amounts so receivable per share by a plurality of the Electing Shares). The amount of Exchange Property receivable upon conversion of any Convertible Preferred Stock in accordance with Section 7, 8 or 9 hereof shall be determined based upon the Conversion Rate in effect on such Conversion Date. The applicable Conversion Rate shall be (x) the Minimum Conversion Rate, in the case of an Early Conversion Date or a Provisional Conversion Date, and (y) determined based upon the definition of Conversion Rate set forth in Section 7 and the Applicable Market Value at such time, in the case of the Mandatory Conversion Date.

For purposes of this Section 14(e), “APPLICABLE MARKET VALUE” shall be deemed to refer to the Applicable Market Value of the Exchange Property and such value shall be determined (A) with respect to any publicly traded securities that compose all or part of the Exchange Property, based on the Closing Price of such securities, (B) in the case of any cash that composes all or part of the Exchange Property, based on the amount of such cash and (C) in the case of any other property that composes all or part of the Exchange Property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose. For purposes of this Section 14(e), the term “CLOSING PRICE” shall be deemed to refer to the closing sale price, last quoted bid price or mid-point of the last bid and ask prices, as the case may be, of any publicly traded securities that comprise all or part of the Exchange Property. For purposes of this Section 14(e), references to Common Stock in the definition of “TRADING DAY” shall be replaced by references to any publicly traded securities that comprise all or part of the Exchange Property.

The above provisions of this Section 14(e) shall similarly apply to successive Reorganization Events and the provisions of Section 14 shall apply to any shares of capital stock of the Company (or any successor) received by the holders of Common Stock in any such Reorganization Event.

The Company (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 14(e).

(15) Replacement Stock Certificates. (a) If physical certificates are issued, and any of the Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Convertible Preferred Stock certificate, or in lieu of and substitution for the Convertible Preferred Stock certificate lost, stolen or destroyed, a new Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

(b) The Company is not required to issue any certificates representing the Convertible Preferred Stock on or after the Mandatory Conversion Date or any Provisional Conversion Date. In lieu of the delivery of a replacement certificate following the Mandatory Conversion Date or any Provisional Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, will deliver the shares of Common Stock issuable pursuant to the terms of the Convertible Preferred Stock formerly evidenced by the certificate.

(16) Transfer Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Registrar and Paying Agent for the Convertible Preferred Stock shall be UMB Bank, N.A. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders of the Convertible Preferred Stock.

(17) Consolidation, Merger and Sale of Assets. (a) The Company, without the consent of the Holders, may consolidate with or merge into any other Person or convey, transfer or lease all or substantially all its assets to any Person or may permit any Person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, the Company; provided, however, that (i) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (ii) the shares of Convertible Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the Convertible Preferred Stock had immediately prior to such transaction; and (c) the Company delivers to the Transfer Agent an Officers’ Certificate and an Opinion of Counsel stating that such transaction complies with this Certificate of Designation.

(b) Upon any consolidation by the Company with, or merger by the Company into, any other person or any conveyance, transfer or lease of all or substantially all the assets of the Company as described in Section 17(a), the successor resulting from such consolidation or into which the Company is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company under the shares of Convertible Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Convertible Preferred Stock.

(c) Notwithstanding the foregoing, nothing contained in this Section 17 shall limit the rights of Holders set out in, and any transaction described in this Section 17 shall be subject to the provisions of, Sections 10 and 14 hereof.

(18) SEC Reports. Whether or not the Company is required to file reports with the Securities and Exchange Commission, if any shares of Preferred Stock are outstanding, the Company shall file with the Securities and Exchange Commission all such reports and other information as it would be required to file with the Securities and Exchange Commission by Section 13(a) or 15(d) under the Securities Exchange Act of 1934. The Company shall supply each holder of Convertible Preferred Stock, upon request, without cost to such holder, copies of such reports or other information.

(19) Form. (a) Convertible Preferred Stock shall be issued in the form of one or more permanent global shares of Convertible Preferred Stock in definitive, fully registered form with the global legend (the “GLOBAL SHARES LEGEND”), as set forth on the form of Convertible Preferred Stock certificate attached hereto as Exhibit A (each, a “GLOBAL PREFERRED SHARE”), which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Global Preferred Share may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The Global Preferred Share shall be deposited on behalf of the holders of the Convertible Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for DTC or a Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 19(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Company shall execute and the Registrar shall, in accordance with this Section 19, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“AGENT MEMBERS”) shall have no rights under this Certificate with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Preferred Share, and the Depositary may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. The Holder of the Convertible Preferred Shares may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Convertible Preferred Shares, this Certificate of Designation or the Certificate of Incorporation. Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Convertible Preferred Stock, unless (x) the Depositary is unwilling or unable to continue as Depositary for the Global Preferred Share and the Company does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for the Depositary within 90 days or (z) the Company decides to discontinue the use of book-entry transfer through the Depositary. In any such case, the Global Preferred Share shall be exchanged in whole for definitive shares of Convertible Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Definitive shares of Convertible Preferred Stock shall be registered in the name or names of the Person or Person specified by the Depositary in a written instrument to the Registrar.

(b) (i) An Officer shall sign the Global Preferred Share for the Company, in accordance with the Company’s bylaws and applicable law, by manual or facsimile signature.

(ii) If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent countersigned the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.

(iii) A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Global Preferred Share. Each Global Preferred Share shall be dated the date of its countersignature.

(20) Miscellaneous. (a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Company, to its office at 6100 N. Western, Oklahoma City, OK 73118, (Attention: Jennifer Grigsby) or to the Transfer Agent at its Corporate Trust Office, or other agent of the Company designated as permitted by this Certificate of Designation, or (ii) if to any Holder of the Convertible Preferred Stock or holder of shares of Common Stock, as the case may be, to such Holder at the address of such Holder as listed in the stock record books of the

Company (which may include the records of any transfer agent for the Convertible Preferred Stock or Common Stock, as the case may be), or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(c) The Liquidation Preference and the annual dividend rate set forth herein each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Convertible Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors and submitted by the Board of Directors to the Transfer Agent.

(21) Definitions. Unless otherwise defined herein, capitalized terms used in this Certificate of Designation shall have the following meanings:

“4.125% PREFERRED STOCK” shall mean the series of preferred stock, par value $0.01 per share, of the Company designated as the “4.125% Cumulative Convertible Preferred Stock.”

“4.50% PREFERRED STOCK” shall mean the series of preferred stock, par value $0.01 per share, of the Company designated as the “4.50% Cumulative Convertible Preferred Stock.”

“5.00% PREFERRED STOCK (SERIES 2003)” shall mean the series of preferred stock, par value $0.01 per share, of the Company designated as the “5.00% Cumulative Convertible Preferred Stock.”

“5.00% PREFERRED STOCK (SERIES 2005)” shall mean the series of preferred stock, par value $0.01 per share, of the Company designated as the “5.00% Cumulative Convertible Preferred Stock (Series 2005).”

“5.00% PREFERRED STOCK (SERIES 2005 B)” shall mean the series of preferred stock, par value $0.01 per share, of the Company designated as the “5.00% Cumulative Convertible Preferred Stock (Series 2005B).”

“AFFILIATE” shall have the meaning given to that term in Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereunder.

“AGENT MEMBERS” shall have the meaning set forth in Section 19(a) hereof.

“APPLICABLE MARKET VALUE” means the average of the Closing Prices per share of the Common Stock on each of the 20 consecutive Trading Days ending on the third Trading Day immediately preceding the Mandatory Conversion Date.

“BOARD OF DIRECTORS” means the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any Committee of the Board of Directors duly authorized to take such action.

“BUSINESS DAY” means any day other than a Saturday or Sunday or any other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

“CASH ACQUISITION” means the consummation of any acquisition (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of the Company, or any sale, lease or other transfer of the consolidated assets of the Company and its subsidiaries) or a series of related transaction or events pursuant to which all or substantially all of the Company’s Common Stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property more than 10% of which consists of cash or securities or other property that are not, or upon issuance will not be, traded on the New York Stock Exchange or quoted on the Nasdaq National Market.

“CASH ACQUISITION CONVERSION” shall have the meaning set forth in Section 10(a) hereof.

“CASH ACQUISITION CONVERSION DATE” means the effective date of any early conversion of Convertible Preferred Stock pursuant to Section 10 hereof.

“CASH ACQUISITION CONVERSION NOTICE” shall have the meaning set forth in Section 10(b) hereof.

“CASH ACQUISITION CONVERSION RATE” means the Conversion Rate set forth in the table below for the applicable effective date of the Cash Acquisition and the applicable Cash Acquisition Stock Price on such effective date (as such Cash Acquisition Stock Prices are adjusted pursuant to Section 14 hereof):

	Stock Price on Effective Date
Effective Date	$15.00	$20.00	$25.00	$29.05	$32.50	$34.86	$40.00	$45.00	$50.00	$60.00	$75.00
June 30, 2006	8.0092	7.6119	7.3426	7.2136	7.1469	7.1197	7.0934	7.0932	7.1033	7.1271	7.1532
June 15, 2007	8.2846	7.8959	7.5491	7.3587	7.2528	7.2062	7.1537	7.1372	7.1395	7.1529	7.1693
June 15, 2008	8.5371	8.2832	7.8865	7.5868	7.4037	7.3172	7.2139	7.1773	7.1704	7.1702	7.1704
June 15, 2009	8.6059	8.6059	8.6059	8.6059	7.6923	7.1715	7.1715	7.1715	7.1715	7.1715	7.1715

If the Cash Acquisition Stock Price is in excess of the highest Cash Acquisition Stock Price set forth in the table above (as such amount is adjusted from time to time), then the Cash Acquisition Conversion Rate will be the Minimum Conversion Rate. If the Cash Acquisition Stock Price is less than the lowest Cash Acquisition Stock Price set forth in the table above (as such amount is adjusted from time to time), then the Cash Acquisition Conversion Rate will be the Maximum Conversion Rate (as such amount is adjusted from time to time).

If the effective date falls between the dates set forth under the heading “Effective Date” in the table above, or if the Cash Acquisition Stock Price falls between two amounts set forth in the table above, the Cash Acquisition Conversion Rate will be determined by straight-line interpolation between the Cash Acquisition Conversion Rates set forth for the higher and lower Cash Acquisition Stock Prices and effective dates, as applicable, based on a 365 day year.

“CASH ACQUISITION STOCK PRICE” means the consideration paid per share of Common Stock in a Cash Acquisition. If such consideration consists only of cash, the Cash Acquisition Stock Price shall equal the amount of cash paid per share. If such consideration consists of any property other than cash, the Cash Acquisition Stock Price shall be the average Closing Price per share of our Common Stock on the 10 Trading Days up to, but not including, the effective date of the Cash Acquisition.

“CERTIFICATE OF INCORPORATION” shall have the meaning set forth in the recitals.

“CLOSING PRICE” means, as of any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price, per share of the Common Stock or any securities distributed in a Spin-Off, as the case may be, on the New York Stock Exchange on that date. If the Common Stock or any such securities distributed in a Spin-Off, as the case may be, is not then traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock or such securities on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such securities is so listed or quoted, or if the Common Stock or such securities is not so listed or quoted on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if no closing price for the Common Stock or such securities is so reported, the last quoted bid price for the Common Stock or such securities in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if that bid price is not available, the market price of the Common Stock or such securities on that date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company. For the purposes of this Certificate of Designation, all references herein to the closing sale price of the Common Stock on the New York Stock Exchange shall be such closing sale price as reflected on the website of the New York Stock Exchange (www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price on the website of the New York Stock Exchange shall govern.

“COMMON STOCK” as used in this Certificate of Designation means the Company’s Common Shares, par value $0.01 per share, as the same exists at the date of filing of this Certificate of Designation relating to the Convertible Preferred Stock, or any other class of stock resulting from successive changes or reclassifications of such Common Shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. However, subject to the provisions of Section 14(e), shares of Common Stock issuable on conversion of shares of Convertible Preferred Stock shall include only shares of the class designated as Common Shares of the Company at the date of the filing of this Certificate of Designation with the Secretary of State of the State of Oklahoma or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all classes resulting from all such reclassifications.

“COMPANY” shall have the meaning set forth in the recitals.

“CONVERSION DATE” shall have the meaning set forth in Section 11(a) hereof.

“CONVERSION RATE” shall have the meaning set forth in Section 7(b) hereof.

“CONVERTIBLE PREFERRED STOCK” shall have the meaning set forth in Section 1 hereof.

“CORPORATE TRUST OFFICE” means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.

“CURRENT MARKET PRICE” per share of Common Stock on any date means the average of the daily Closing Prices for the five consecutive Trading Days preceding the earlier of the day preceding the date in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. The term “ex date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock trades without the right to receive the issuance or distribution. For the purposes of determining the adjustment to the Conversion Rate for the purposes of Section 14(a)(iv)(B) hereof the Current Market Price per share of Common Stock means the average of the Closing Prices over the first ten Trading Days commencing on and including the fifth Trading Day following the “ex-date” for such distribution.

“DEPOSITARY” means DTC or its nominee or any successor appointed by the Company.

“DIVIDEND PAYMENT DATE” means (i) the 15th calendar day of March, June, September and December of each year, or the following Business Day if such day is not a Business Day, prior to the Mandatory Conversion Date and (ii) the Mandatory Conversion Date.

“DIVIDEND PERIOD” means the period ending on the day before a Dividend Payment Date and beginning on the preceding Dividend Payment Date or, if there is no preceding Dividend Payment Date, on the first date of issuance of the Convertible Preferred Stock.

“DIVIDEND RATE” shall have the meaning set forth in Section 3 hereof.

“DIVIDEND THRESHOLD AMOUNT” shall have the meaning set forth in Section 14(a)(v) hereof.

“DTC” means The Depository Trust Company.

“EARLY CONVERSION” shall have the meaning set forth in Section 8(a) hereof.

“EARLY CONVERSION DATE” shall have the meaning set forth in Section 8(e).

“ELECTING SHARE” shall have the meaning set forth in Section 14(e) hereof.

“EXCHANGE PROPERTY” shall have the meaning set forth in Section 14(e) hereof.

“EXPIRATION TIME” shall have the meaning set forth in Section 14(a)(vi) hereof.

“FAIR MARKET VALUE” means (a) in the case of any Spin-Off, the fair market value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock as of the fifteenth Trading Day after the “ex-date” for such Spin-Off, and (b) in all other cases the fair market value as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors.

“FIXED CONVERSION RATES” means the Maximum Conversion Rate and the Minimum Conversion Rate.

“GLOBAL PREFERRED SHARE” shall have the meaning set forth in Section 19(a) hereof.

“GLOBAL SHARES LEGEND” shall have the meaning set forth in Section 19(a) hereof.

“HOLDER” means the person in whose name the shares of the Convertible Preferred Stock are registered, which may be treated by the Company and the Transfer Agent as the absolute owner of the shares of Convertible Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“INITIAL PRICE” shall have the meaning set forth in Section 7(b) hereof.

“ISSUE DATE” shall mean June 30, 2006, the original date of issuance of the Convertible Preferred Stock.

“JUNIOR STOCK” shall mean all classes of common stock of the Company and the Series A Junior Participating Convertible Preferred Stock and each other class of capital stock or series of preferred stock established after the Issue Date, by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“LIQUIDATION PREFERENCE” means, as to the Convertible Preferred Stock, $250.00 per share.

“MANDATORY CONVERSION DATE” means June 15, 2009.

“MAXIMUM CONVERSION RATE” shall have the meaning set forth in Section 7(b)(iii) hereof.

“MINIMUM CONVERSION RATE” shall have the meaning set forth in Section 7(b)(i) hereof.

“OFFICER” means the Chief Executive Officer, the Chief Operating Officer, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company.

“OFFICER’S CERTIFICATE” means a certificate of the Company, signed by any duly authorized Officer of the Company.

“OPINION OF COUNSEL” shall mean a written opinion from legal counsel who is acceptable to the Transfer Agent. The counsel may be an employee of or counsel to the Company or the Transfer Agent.

“PARITY STOCK” shall mean the 5.00% Preferred Stock (Series 2003), the 5.00% Preferred Stock (Series 2005), the 4.50% Preferred Stock, the 4.125% Preferred Stock, the 5.00% Preferred Stock (Series 2005 B) and any class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on parity with the Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“PERSON” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“PROVISIONAL CONVERSION DATE” means the date fixed for conversion of shares of Convertible Preferred Stock into shares of Common Stock pursuant to Section 9 above or, if the Company shall default in the payment of (1) an amount equal to any accrued, cumulated and unpaid dividends on the shares of Convertible Preferred Stock then outstanding, whether or not declared (other than previously declared dividends on the Convertible Preferred Stock payable to Holders of record as of a prior date), plus (2) the present value of all remaining future dividend payments on the shares of Convertible Preferred Stock then outstanding, through and including the Mandatory Conversion Date, in each case, when the Company is legally permitted to and makes such payment.

“PROVISIONAL CONVERSION NOTICE” shall have the meaning set forth in Section 9(b) hereof.

“PROVISIONAL CONVERSION NOTICE DATE” shall have the meaning set forth in Section 9(a) hereof.

“PUBLIC ACQUIRER ACQUISITION VALUE” means, for each Trading Day in the Valuation Period, the value of the consideration paid per share of Common Stock in connection with a Public Acquirer Change of Control, which shall equal (a) the face amount of cash included in such consideration, (b) the Closing Price of such Acquirer Common Stock on each such Trading Day, and (c) the fair market value of any other security, asset or property on each such Trading Day, as determined by two independent nationally recognized investment banks selected by the Transfer Agent for such purpose. If the kind or amount of securities, cash and other property receivable upon such Public Acquirer Change of Control is not the same for each share of Common Stock held immediately prior to such Public Acquirer Change of Control by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall have been exercised, then the kind and amount of securities, cash and other property receivable upon such Public Acquirer Change of Control by each Electing Share shall be deemed to be the weighted average of the kinds and amounts so receivable per share by a plurality of the Electing Shares.

“PUBLIC ACQUIRER CHANGE OF CONTROL” means a Cash Acquisition in which the Person acquiring a majority of the Company’s Common Stock or the Person formed by or surviving such Cash Acquisition, or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such Person’s capital stock that are entitled to vote generally in the election of directors, but in each case other than the Company, has a class of common stock traded on the New York Stock Exchange or quoted on the Nasdaq national Market (such class of common stock, the “ACQUIRER COMMON STOCK”).

“PUBLIC ACQUIRER ELECTION” shall have the meaning set forth in Section 10(h) hereof.

“PURCHASED SHARES” shall have the meaning set forth in Section 14(a)(vi) hereof.

“RECORD DATE” means the later of (i) the 1st calendar day (or the following Business Day if the 1st calendar day is not a Business Day) of the calendar month in which the applicable Dividend Payment Date falls and (ii) the close of business on the day on which the Board of Directors, or an authorized committee of the Board of Directors, declares the dividend payable.

“RECORD HOLDER” means the Holder of record of the Convertible Preferred Stock as they appear on the stock register of the Company at the close of business on a Record Date.

“REORGANIZATION EVENT” shall have the meaning set forth in Section 14(e) hereof.

“SENIOR STOCK” shall mean each class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“SHELF REGISTRATION STATEMENT” shall mean shelf registration statement filed with the Securities and Exchange Commission to cover resales of shares of Common Stock by holders thereof, as described under Section 3A(f).

“SPIN-OFF” means a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company.

“THRESHOLD APPRECIATION PRICE” shall have the meaning set forth in Section 7(b) hereof.

“TRADING DAY” means a day on which the Common Stock:

(a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“TRANSFER AGENT” shall mean UMB Bank, N.A., the Company’s duly appointed transfer agent, registrar and conversion and dividend disbursing agent for the Convertible Preferred Stock. The Company may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided, that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

“TREASURY YIELD” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Provisional Conversion Date (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term to the Mandatory Conversion Date; provided, however, that if the then remaining term to the Mandatory Conversion Date is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the then remaining term to the Mandatory Conversion Date is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

“VALUATION PERIOD” shall have the meaning set forth in Section 10(h).

“VOTING RIGHTS CLASS” shall have the meaning set forth in Section 5 hereof.

“VOTING RIGHTS TRIGGERING EVENT” shall mean the failure of the Company to pay dividends on the Convertible Preferred Stock with respect to six or more Dividend Periods (whether or not consecutive).

IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested this 30th day of June, 2006.

CHESAPEAKE ENERGY CORPORATION

		By:	/s/ JENNIFER M. GRIGSBY
Jennifer M. Grigsby, Vice President
Attest:	/s/ ANITA L. BRODRICK
Anita L. Brodrick
Assistant Secretary

EXHIBIT A

FORM OF 6.25% MANDATORY CONVERTIBLE PREFERRED STOCK

SEE REVERSE

FOR LEGEND

Number:  [-]

6.25 % Mandatory Convertible Preferred Stock	[-] Shares

CHESAPEAKE ENERGY CORPORATION	CUSIP NO.: [-]

FACE OF SECURITY

This certifies that Cede & Co. is the owner of fully paid and non-assessable shares of the 6.25% Mandatory Convertible Preferred Stock, par value $0.01 each of Chesapeake Energy Corporation (hereinafter called the Company), transferable on the books of the Company by the holder hereof in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Certificate of Incorporation of Chesapeake Energy Corporation and all amendments thereto (copies of which are on file at the office of the Transfer Agent) to all of which the holder of this Certificate by acceptance hereof assents. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

By
	Authorized Signature	Secretary	Chairman and Chief Executive Officer

REVERSE OF SECURITY

CHESAPEAKE ENERGY CORPORATION

The shares of 6.25% Mandatory Convertible Preferred Stock (the “MANDATORY CONVERTIBLE PREFERRED STOCK”) will automatically convert on June 15, 2009 into a number of common shares, par value $0.01 per share, of the Company (the “COMMON SHARES”) as provided in the Certificate of Designation of the Company relating to the Mandatory Convertible Preferred Stock (the “CERTIFICATE OF DESIGNATION”). The shares of the Mandatory Convertible Preferred Stock are also convertible at the option of either the holder or the Company, respectively, into Common Shares at any time prior to June 15, 2009 as provided in the Certificate of Designation. The preceding description is qualified in its entirety by reference to the Certificate of Designation, a copy of which will be furnished by the Company to any shareholder without charge upon request addressed to the Secretary of the Company at its principal office in Oklahoma City, OK or to the Transfer Agent named on the face of this certificate.

The Company will furnish to any shareholders, upon request, and without charge, a full statement of the designations, relative rights, preferences and limitations of the shares of each class and series authorized to be issued so far as the same have been determined and of the authority of the Board of Directors to divide the shares into classes or series and to determine and change the relative rights, preferences and limitations of any class or series. Any such request should be addressed to the Secretary of the Company at its principal office in Oklahoma City, OK, or to the Transfer Agent named on the face of this certificate.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

ASSIGNMENT

For value received,                                          hereby sell, assign and transfer unto

Please Insert Social Security or

Other Identifying Number of Assignee

(Please Print or Typewrite Name and Address, Including Zip Code, of Assignee)

shares of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint

Attorney to transfer the said stock on the books of the within named Company with full power of substitution in the premises.

Dated

NOTICE:	The Signature to this Assignment Must Correspond with the Name As Written Upon the Face of the Certificate in Every Particular, Without Alteration or Enlargement or Any Change Whatever.

SIGNATURE GUARANTEED

(Signature Must Be Guaranteed by a Member of a Medallion Signature Program)

CERTIFICATE OF ELIMINATION

Chesapeake Energy Corporation (the “Corporation”), a corporation organized and existing under the Oklahoma General Corporation Act,

DOES HEREBY CERTIFY:

FIRST: That the Corporation has acquired 2,156,184 shares of its 6.25% Mandatory Convertible Preferred Stock, par value $.01 per share (the “Acquired Shares”).

SECOND: That the Board of Directors of the Corporation has adopted resolutions retiring the Acquired Shares.

THIRD: That the Certificate of Designation for the 6.25% Mandatory Convertible Preferred Stock (the “Certificate of Designation”) prohibits the reissuance of shares when so retired and, pursuant to the provisions of Section 1078 of the Oklahoma General Corporation Act, upon the date of the filing of this Certificate of Elimination, the Certificate of Designation shall be amended so as to reduce the number of authorized shares of the 6.25% Mandatory Convertible Preferred Stock by 2,156,184 shares, being the total number of the Acquired Shares retired by the Board of Directors. Accordingly, the number of authorized but undesignated shares of preferred stock of the Company shall be increased by 2,156,184 shares. The retired Acquired Shares have a par value of $.01 per share and an aggregate par value of $21,561.84.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its Treasurer, Senior Vice President and Corporate Secretary, and attested to by its Assistant Secretary, this 27th day of November, 2007.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Jennifer M. Grigsby
Jennifer M. Grigsby
Treasurer, Senior Vice President and Corporate Secretary

ATTEST:

/s/ Anita L. Brodrick
Anita L. Brodrick
Assistant Secretary

CERTIFICATE OF ELIMINATION

Chesapeake Energy Corporation (the “Corporation”), a corporation organized and existing under the Oklahoma General Corporation Act,

DOES HEREBY CERTIFY:

FIRST: That the Corporation has acquired 48 shares of its 6.25% Mandatory Convertible Preferred Stock, par value $.01 per share (the “Acquired Shares”).

SECOND: That the Board of Directors of the Corporation has adopted resolutions retiring the Acquired Shares.

THIRD: That the Certificate of Designation for the 6.25% Mandatory Convertible Preferred Stock (the “Certificate of Designation”) prohibits the reissuance of shares when so retired and, pursuant to the provisions of Section 1078 of the Oklahoma General Corporation Act, upon the date of the filing of this Certificate of Elimination, the Certificate of Designation shall be amended so as to reduce the number of authorized shares of the 6.25% Mandatory Convertible Preferred Stock by 48 shares, being the total number of the Acquired Shares retired by the Board of Directors. Accordingly, the number of authorized but undesignated shares of preferred stock of the Company shall be increased by 48 shares. The retired Acquired Shares have a par value of $.01 per share and an aggregate par value of $0.48.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its Treasurer, Senior Vice President and Corporate Secretary, and attested to by its Assistant Secretary, this 3rd day of January, 2008.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Jennifer M. Grigsby
Jennifer M. Grigsby
Treasurer, Senior Vice President and Corporate Secretary

ATTEST:

/s/ Anita L. Brodrick
Anita L. Brodrick
Assistant Secretary